Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-3 of CPS Technologies Corp. of our report dated March 20, 2015, relating to our audit of the consolidated financial statements, which appears in the Annual Report on Form 10-K of CPS Technologies Corp. for the year ended December 27, 2014 and our report dated March 14, 2014, relating to our audit of the consolidated financial statements, which appears in the Annual Report on Form 10-K of CPS Technologies Corp. for the year ended December 28, 2013.

We also consent to the reference to our firm under the caption “Experts” in this Form S-3, which is part of this Registration Statement.

/s/ Wolf & Company, P.C.

Boston, Massachusetts

November 18, 2015